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                                  EXHIBIT 99.2

   FOURTH AMENDMENT TO MEDAPHIS CORPORATION NON-QUALIFIED STOCK OPTION PLAN
                     FOR EMPLOYEES OF ACQUIRED COMPANIES
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                    FOURTH AMENDMENT TO MEDAPHIS CORPORATION
                        NON-QUALIFIED STOCK OPTION PLAN
                      FOR EMPLOYEES OF ACQUIRED COMPANIES


   THIS FOURTH AMENDMENT is made the 6th day of May, 1996, by MEDAPHIS CORPORATION, a corporation organized and doing business under the laws of the State of Delaware (the "Company").


                              W I T N E S S E T H:


   WHEREAS, the Company has previously adopted the Medaphis Corporation Non-Qualified Stock Option Plan for Employees of Acquired Companies (the "Plan"); and

   WHEREAS, the Board of Directors of the Company has approved an increase in the number of shares reserved for issuance pursuant to the Plan from 2,100,000 shares to 4,350,000 shares; and

   WHEREAS, the Board of Directors of the Company desires to amend the Plan to permit the Committee to issue options without certain restrictions on the options of Eligible Employees who cease to be employees of the Company.

   NOW THEREFORE, Section 3 of the Plan is hereby amended by deleting Section 3 of the Plan in its entirety and replacing it with the following:

                                  "Section 3.

                         SHARES RESERVED UNDER THE PLAN

   There shall be 4,350,000 shares of Stock reserved for issuance under this Plan, and such shares of Stock shall be reserved to the extent that the Company deems appropriate from authorized but unissued shares of Stock and from shares of Stock which have been repurchased by the Company. Furthermore, any shares of Stock subject to an Option that remain unissued after the cancellation or expiration of such Option thereafter shall again become available for use under this Plan."



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   FURTHER, Section 7 of the Plan is hereby amended by deleting Section 7 of the Plan in its entirety and replacing it with the following:

                                  "Section  7.

                                GRANT OF OPTIONS

   The Committee, acting in its absolute discretion, shall have the right to grant Options to Eligible Employees under this Plan in connection with any Acquisition or thereafter from time to time. Each grant of an Option shall be evidenced by an Option Agreement and each Option Agreement shall incorporate such other terms and conditions as the Committee, acting in its absolute discretion, deems consistent with the terms of the Plan, provided that (unless the Committee decides otherwise with respect to any option grant or option grants) each Option Agreement shall provide that if the Eligible Employee ceases to be an employee of the Company or of any parent or subsidiary corporation of the Company (other than as a result of a transaction contemplated by Section 14 hereof), the Option shall expire, terminate and become unexercisable after the earlier to occur of: (i) the expiration of three (3) months from the date on which the Eligible Employee ceases to be an employee of the Company or of any parent or subsidiary corporation of the Company, for any reason other than death or disability (within the meaning of Code Section 22(e)(3)), or (ii) the expiration of six
   (6) months from the date the Eligible Employee ceases to be employed by the Company or any parent or subsidiary corporation of the Company, for reasons of death or disability (within the meaning of Code Section (22)(e)(3))."


   FURTHER, except as specifically amended by this Fourth Amendment, the Plan shall remain in full force and effect as prior to this Fourth Amendment.

   IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed on the day and year first above written.


                                                 MEDAPHIS CORPORATION


                                                 By: /s/ Michael R. Cote
                                                     ---------------------
                                                 Title: Senior Vice President--
                                                        Finance, Chief
                                                        Financial Officer and
                                                        Assistant Secretary

ATTEST:


By: /s/ William R. Spalding
    -------------------------
Title: Senior Vice President--
       Administration, General
       Counsel and Secretary

       [CORPORATE SEAL]